Exhibit 3.1

AMENDMENT NO. 1

TO THE AMENDED AND RESTAED BYLAWS

OF AIKIDO PHARMA inc.

(a Delaware corporation)

November 3, 2021

The Amended and Restated Bylaws of Spherix Inc., which will now be known as the Amended and Restated Bylaws of AIkido Pharma Inc., a Delaware corporation, are hereby amended as follows:

1. Article I, Section 6, Quorum, shall be deleted in its entirety and replaced by the following which shall be inserted in lieu thereof:

“QUORUM.  Except as the General Corporation Law or these Bylaws may otherwise provide, the holders of a 33 1/3 of the outstanding shares of stock entitled to vote shall constitute a quorum at a meeting of stockholders for the transaction of any business.  The stockholders present may adjourn the meeting despite the absence of a quorum.  When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.”

2. Except as expressly modified hereby, the Amended and Restated Bylaws and all the provisions contained herein shall remain in full force and effect. The Amended and Restated Bylaws and this Amendment No. 1 shall be read and construed together as a single instrument.

CERTIFICATION

The undersigned hereby certifies that the above and foregoing is a true and correct copy of the Amendment No. 1 to the Amended and Restated Bylaws of AIkido Pharma, Inc., a Delaware corporation, as adopted and approved by the board of directors on November 3, 2021.

/s/ Anthony Hayes
Anthony Hayes Chief Executive Officer